UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 6, 2018

JAMES RIVER GROUP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	+1-441-278-4580

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2018, the Board of Directors (the “Board”) of James River Group Holdings, Ltd. (the “Company”) appointed Christopher L. Harris as a Class I director and Sundar Srinivasan as a Class II director of the Company. Mr. Harris was also appointed to serve on the Audit Committee of the Board and Mr. Srinivasan was appointed to serve on the Investment Committee. In connection with the appointment of Mr. Harris and Mr. Srinivasan as directors, the Board approved an increase in the size of the Board from 8 to 10 directors.

Both Mr. Harris and Mr. Srinivasan will be entitled to the compensation the Company offers its other non-employee directors in the form of cash and equity. For more information on the compensation of the Company’s directors, please refer to the disclosure under the heading “Director Compensation Policy” in the Company’s proxy statement for its 2018 Annual General Meeting of Shareholders, filed with the Securities and Exchange Commission on March 30, 2018.

There are no arrangements or understandings between either Mr. Harris or Mr. Srinivasan and any other person pursuant to which either such individual was appointed as a director of the Company. Neither Mr. Harris nor Mr. Srinivasan is a party to any current or proposed transaction with the Company requiring disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release announcing the appointment of Mr. Harris and Mr. Srinivasan as directors of the Company, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release of the Company dated November 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

James River Group Holdings, Ltd.

Dated: November 6, 2018	By:	/s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer

Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated November 6, 2018